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           EQUILINK [LOGO]                     360 LEXINGTON AVENUE o 18TH FLOOR
-------------------------------------          NEW YORK o NEW YORK o 10017
EQUITY INVESTING o COMMERCIAL FUNDING          TELEPHONE o (212) 687-8887
 FINANCIAL CONSULTING o REAL ESTATE            TELECOPIER o (212) 338-9582

                                          February 10, 1998

Manhattan Scientifics, Inc.
Attn.: Marvin Maslow
c/o Projectavision, Inc.
2 Penn Plaza, Suite 640
New York, NY 10121

      Re: Financial Consulting

Dear Marvin:

            This will confirm the understanding and agreement between Equilink, LLC ("Equilink") and Manhattan Scientific, Inc. ("Company" or "MSI") as follows:

            1. Effective January 5, 1998, and for a period of two (2) years therefrom, the Company has engaged Equilink(1) to provide financial consulting services to the Company, including, without limitation, general advice with respect to the Company's financing, investor relations, acquisitions by the Company, joint ventures or other corporate transactions or activities which the Company is currently contemplating entering into or which it may consider at a future date.

            2. The Company understands that Equilink is not in any securities related business as defined by federal and state securities laws, and does not, and will not, provide any services hereunder constituting securities brokerage, market-making, placement agency or underwriting. Equilink will, if requested by the Company, advise the Company, and take action for the benefit of the Company, generally with respect to financing, market conditions and investor and stock matters as well as the transactions and activities described above.

            3. The Company shall make available to Equilink all information concerning the business, assets, operations, investors, financial condition and prospects of the Company which Equilink reasonably requests in connection with the performance of its obligations hereunder. All such information provided by or on behalf of the Company shall be complete and accurate and not misleading, and Equilink shall be entitled to rely upon the accuracy and completeness of all such information without independent verification, The Company shall continue to advise Equilink regarding any material developments or matters relating to the Company which occur during the term of Equilink's engagement hereunder.

            4. As compensation for the services rendered by Equilink hereunder, the Company shall:

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(1) This agreement expressly requires the services of Kenneth A. Orr, currently an employee at Equilink. The services and performance obligations of Equilink hereunder must be primarily performed and managed by Kenneth A. Orr as an employee of Equilink. The failure of Kenneth A. Orr to perform in such a capacity shall be a material breach of this agreement.


                  /s/ EB                              /s/ MM
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                 Equilink                              MSI

Manhattan Scientifics, Inc.
February 10, 1998
Page 2

            (a) within ten (10) business days from the effective date of this Agreement, issue to Equilink: (i) one million (1,000,000) fully-paid, non-assessable shares of the Company's common stock (the "Shares")(2); (ii) a warrant to purchase one million (1,000,000) shares of the Company's common stock for $0.75 (75/100) per share (a "Warrant") exercisable by Equilink no sooner than six (6) months from the effective date of this Agreement which shall be irrevocable subject only to Kenneth A. Orr working for Equilink under this Agreement through the time of exercise; and, (iii) a Warrant to purchase one million (1,000,000) shares of the Company's common stock for $0.75 (75/100) per share exercisable by Equilink no sooner than twelve (12) months from the effective date of this Agreement and which may be revoked by the Company no later than ten (10) months from the effective date of this Agreement only upon just cause and reasonable dissatisfaction with Equilink services performed hereunder. Notwithstanding the foregoing provisions of this Paragraph 4(a), the Warrants hereunder shall vest and be exercisable by Equilink only if Kenneth A. Orr is working for Equilink under this Agreement through the time of vesting and exercise. The Company shall register free trading securities underlying each Warrant, beginning the registration process as soon as practicable after the Company is eligible to register such Shares.

            (b) In addition to the foregoing, the Company shall reimburse Equilink promptly upon request from time to time for Equilink's reasonable out-of-pocket expenses incurred in connection with Equilink's engagement hereunder. Out-of-pocket expenses may include, without limitation, Company-related transportation, lodging, meals, document services, data base services, mailings and expenses(3).

            5. The Company shall:

            (a) indemnify Equilink and hold it harmless against any and all losses, claims, damages or liabilities to which Equilink may become subject arising in any manner out of or in connection with the rendering of services by Equilink hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the gross negligence or willful misconduct of, or breach of paragraph 7 hereof by Equilink;

            (b) reimburse Equilink immediately for any reasonable, documented legal or other expenses reasonably incurred in connection with investigating, preparing to defend or defending, or providing evidence in or investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Equilink hereunder (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein) with respect to which Equilink is entitled to indemnification under Paragraph 5(c) provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph 5(a) above, Equilink will remit to the Company any amounts reimbursed under this subparagraph 5(b). This subparagraph 5(b) shall not apply to any claims, liability or proceedings which originate primarily from acts or omissions by Equilink; and

            (c) indemnity and hold harmless Equilink for any final, adjudicated and non-appealable losses, claims, damages, expenses or liabilities to which Equilink may become

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(2) The Company shall use its best and good faith efforts to have such Shares registered as soon as practicable subject to their being no breach of this Agreement by Equilink.

(3) Any such disbursements and expenses in excess of $1,000.00 must be pre-approved by the Company in order to require it to reimburse Equilink.


                  /s/ EB                              /s/ MM
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                 Equilink                              MSI

Manhattan Scientifics, Inc.
February 10, 1998
Page 3

subject in connection with any untrue or misleading statements or representations made by or information provided by the Company to Equilink.

            The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph 5 and the contribution obligations set forth in paragraph 6 shall apply whether or not Equilink is a formal party to any such lawsuits, claims or other proceedings, that Equilink is entitled to retain separate counsel of its choice(4) in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee or agent of Equilink (each, with Equilink, an "Indemnified Person"). The Company further agrees that, unless a final judicial determination is made to the effect specified in subparagraph 5(a) above or the final sentence of paragraph 5(b) hereof is applicable or Equilink breaches paragraph 7 hereof, any settlement of a lawsuit, claim or other proceeding against the Company arising out of the transactions contemplated by this Agreement which is entered into by the Company shall include an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons, which release shall be reasonably satisfactory to Equilink.

            6. The Company and Equilink agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph 5 is judicially determined to be unavailable for a reason other than the cross negligence or willful misconduct of Equilink, then the Company and Equilink shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Equilink on the other hand. In connection with the transactions to which such indemnification or reimbursement relates, and the relative faults of the Company on the one hand, and Equilink on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Equilink pursuant to this paragraph 6 exceed the amount of the fees and the fair market value of any securities at the time of their receipt actually received by Equilink or the actual proceeds therefrom received by Equilink, whichever is greater.

            7. Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Equilink shall keep confidential material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Equilink determines to have a need to know. Upon Equilink's failure to comply with this paragraph after proper request by the Company, the Company shall have the right of injunctive relief to enforce this paragraph.

            8. Except as required by applicable law, any advice to be provided by Equilink under this Agreement shall not be disclosed publicly or made available to third parties without prior approval of Equilink, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

            9. The provisions of paragraphs 4 through 8 and paragraphs 10 through 13 of this Agreement shall survive any termination or expiration of this Agreement.

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(4) Only if, and to the extent that, there is a conflict of interest with MSI;
in all other instances, Equilink shall be represented by MSI's counsel who shall have an equal duty of representation to Equilink.


                  /s/ EB                              /s/ MM
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                 Equilink                              MSI
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Manhattan Scientifics. Inc.
February 10, 1998
Page 4

            10. The Company and Equilink each represent to the other that there is no other person or entity that is entitled to a fee or any type of compensation in connection with execution and delivery of this Agreement.

            11. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Equilink hereunder. The Company further agrees that neither Equilink nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by Equilink hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of Equilink.

            12. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

            13. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Company and Equilink hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in the City of New York for any lawsuits, claims or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, claim or other proceeding except in such courts. The Company and Equilink hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, claim, or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United State District Courts located in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such Court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Equilink hereunder is expressly and irrevocably waived.

            14. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

            If the foregoing correctly sets forth the understanding and agreement between


                  /s/ EB                              /s/ MM
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                 Equilink                              MSI
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Manhattan Scientifics, Inc.
February 10, 1998
Page 5

Equilink and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                               EQUILINK, LLC

                                               By: /s/ Evan Berger
                                                   -----------------------------
                                                       Evan Berger, President

Acknowledged and agreed to:

MANHATTAN SCIENTIFIC, INC.

By: /s/ Marvin Maslow
    --------------------------------
        Marvin Maslow
        Authorized Signatory


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                 Equilink                              MSI